Exhibit 99.01

Loxo Oncology Announces First Quarter 2017 Financial Results

— Larotrectinib Late-Breaking Oral Presentation at ASCO Annual Meeting on June 3, 2017 —

— Company to Host ASCO Conference Call and Webcast on June 4, 2017 —

— $244.3M in Cash, Cash Equivalents, and Investments Provide Runway to Mid-2019 —

STAMFORD, Conn., May 9, 2017 — Loxo Oncology, Inc. (Nasdaq: LOXO), a biopharmaceutical company innovating the development of highly selective medicines for patients with genetically defined cancers, today reported financial results for the first quarter ended March 31, 2017. Loxo Oncology will not be conducting a conference call in conjunction with this earnings release.

“We had a very productive first quarter. We fully enrolled our larotrectinib registrational program, announced a diagnostics collaboration with Roche, presented proof-of-concept clinical data in glioblastoma at the AACR Annual Meeting, and announced the acceptance of two oral presentations at the upcoming ASCO Annual Meeting,” said Josh Bilenker, M.D., chief executive officer of Loxo Oncology. “For the upcoming quarter, we eagerly look forward to the larotrectinib presentations at ASCO and beginning the clinical development of LOXO-292, our highly selective RET kinase inhibitor.”

Recent Highlights

•                  Larotrectinib Oral Presentations Accepted at the American Society of Clinical Oncology (ASCO) Annual Meeting: On April 5, 2017, Loxo Oncology announced that larotrectinib (LOXO-101) interim clinical data for RECIST-evaluable TRK fusion patients, integrated across all three ongoing clinical trials, will be presented as a late-breaking oral presentation at the ASCO Annual Meeting held June 2 - 6, 2017 in Chicago, Illinois. The presentation is entitled, “The efficacy of larotrectinib (LOXO-101), a selective tropomyosin receptor kinase (TRK) inhibitor, in adult and pediatric TRK fusion cancers.” Loxo Oncology also announced that interim pediatric Phase 1 clinical trial data, included in the aforementioned data set, will also be presented in a separate oral presentation at the ASCO Annual Meeting, entitled, “A pediatric phase 1 study of larotrectinib, a highly selective inhibitor of the tropomyosin receptor kinase (TRK) family.” Loxo Oncology will be hosting a conference call in association with the ASCO Annual Meeting and details are included below.

•                  Proof-of-Concept Clinical Data for Larotrectinib in TRK Fusion Glioblastoma Presented at the American Association for Cancer Research (AACR) Annual Meeting: On April 5, 2017, investigators from Memorial Sloan Kettering Cancer Center presented a poster describing initial clinical data across the larotrectinib program for all patients with TRK fusion primary CNS cancers at the AACR meeting in Washington D.C. The cases include three patients with glioblastoma: one patient treated under an expanded access protocol and two patients treated in the ongoing Phase 2 NAVIGATE trial. In the cases presented, larotrectinib showed preliminary evidence of anti-tumor activity.

•                  Collaboration with Ventana Medical Systems, Inc., a member of the Roche Group for Larotrectinib Pan-TRK IHC Companion Diagnostic: Loxo Oncology announced a collaboration agreement with Ventana Medical Systems, Inc., a member of the Roche Group (Roche), to develop and commercialize a pan-TRK immunohistochemistry (IHC) test as a companion diagnostic to identify patients across tumor types suitable for treatment with larotrectinib. The parties plan to first globally commercialize an analytical assay and then develop a Class III assay for pre-market approval from the U.S. Food and Drug Administration.

ASCO Conference Call

In conjunction with the ASCO Annual Meeting, Loxo Oncology will host a conference call and live webcast with slide presentation and Q&A on Sunday, June 4, 2017 at 6 p.m. CT to discuss the larotrectinib oral presentations.  To participate in the conference call, please dial (877) 930-8065 (domestic) or (253) 336-8041 (international) and refer to conference ID 14447513. A live webcast of the presentation will be available at http://ir.loxooncology.com/. A replay of the webcast will be available shortly after the conclusion of the call and archived on the company’s website for 90 days following the call.

First Quarter 2017 Financial Results

As of March 31, 2017, Loxo Oncology had aggregate cash, cash equivalents and investments of $244.3 million, compared to $141.8 million as of December 31, 2016. Based on the current operating plan, the company continues to believe existing capital resources will be sufficient to fund anticipated operations to mid-2019.

Research and development expenses were $20.2 million for the first quarter of 2017 compared to $8.4 million for the first quarter of 2016. This increase was primarily due to expanded larotrectinib development activities including clinical costs and costs related to the companion diagnostics agreement with Roche, as well as additional expenses related to LOXO-292 and the preclinical pipeline and increases in employment costs primarily due to increased headcount. Loxo Oncology also recognized research and development-related stock-based compensation expense of $2.4 million during the first quarter of 2017 compared to $0.3 million for the first quarter of 2016.

General and administrative expenses were $4.8 million for the first quarter of 2017 compared to $3.4 million for the first quarter of 2016. The increase was primarily due to increases in employment costs and professional fees. Loxo Oncology also recognized general and administrative-related stock-based compensation expense of $1.6 million during the first quarter 2017 compared to $1.0 million for the first quarter of 2016.

Net loss was $24.5 million and $11.6 million for the first quarters 2017 and 2016, respectively.

About Loxo Oncology

Loxo Oncology is a biopharmaceutical company innovating the development of highly selective medicines for patients with genetically defined cancers. Our pipeline focuses on cancers that are uniquely dependent on single gene abnormalities, such that a single drug has the potential to treat the cancer with dramatic effect. We believe that the most selective, purpose-built medicines have the highest probability of maximally inhibiting the intended target, thereby delivering best-in-class disease control and safety. Our management team seeks out experienced industry partners, world-class scientific advisors and innovative clinical-regulatory approaches to deliver new cancer therapies to patients as quickly and efficiently as possible. For more information, please visit the company’s website at www.loxooncology.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, the reporting, timing and success of our clinical trials. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Annual Report on Form 10-K, and other reports as filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Financials

LOXO ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Cash, cash equivalents and investments	$244,299	$141,810
Other prepaid expenses and current assets	4,084	2,483
Property and equipment, net	328	248
Other assets	653	771
Total assets	$249,364	$145,312
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,253	$1,061
Accrued expenses and other current liabilities	9,155	14,083
Total liabilities	10,408	15,144
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 125,000,000 shares authorized; 26,150,180 and 21,681,236 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	2	2
Additional paid-in capital	402,883	269,423
Accumulated deficit	(163,764)	(139,236)
Accumulated other comprehensive loss	(165)	(21)
Total stockholders’ equity	238,956	130,168
Total liabilities and stockholders’ equity	$249,364	$145,312

LOXO ONCOLOGY, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months	Three Months
	Ended	Ended
	March 31, 2017	March 31, 2016

Operating expenses:
Research and development	$20,169	$8,356
General and administrative	4,773	3,394
Total operating expenses and loss from operations	(24,942)	(11,750)
Interest income, net	414	153
Net loss	$(24,528)	$(11,597)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.96)	$(0.59)
Weighted average shares outstanding, basic and diluted	25,668,052	19,544,748

Contacts for Loxo Oncology, Inc.

Company:
Jacob S. Van Naarden
Chief Business Officer
jake@loxooncology.com

Investors:
Peter Rahmer
The Trout Group, LLC
646-378-2973
prahmer@troutgroup.com

Media:
Dan Budwick
1AB Media
973-271-6085
dan@1abmedia.com